Exhibit (2)

This document has been translated from the Japanese original for reference purposes only.  In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.  The company assumes no responsibility for this translation or for direct, indirect or any other forms of damages arising from the translation.

This share transfer involves the securities of a foreign company.  The share transfer is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in this document have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

Securities Code 8375
June 11, 2009

To Our Shareholders

Moritaka Hattori President THE BANK OF IKEDA, LTD. 2-1-11, Jonan, Ikeda-shi, Osaka

CONVOCATION NOTICE OF
THE 87TH TERM ORDINARY GENERAL MEETING OF SHAREHOLDERS
AND
GENERAL MEETING OF SHAREHOLDERS OF CLASS STOCK

THE BANK OF IKEDA, LTD. (“The Bank of Ikeda”) will be holding its 87th ordinary general meeting of shareholders and a general meeting of shareholders of class stock, and requests your attendance.  The meeting will be held as described below.

The Bank of Ikeda plans to propose the “establishment of a parent company through share transfer” as the 3rd agenda item at this ordinary general meeting of shareholders, which requires a resolution of shareholders pursuant to Article 322, Paragraph 1, Item 13 of the Company Law of Japan (the “Company Law”).  Therefore, The Bank of Ikeda will also be holding a general meeting of shareholders of class stock at the same time.

If you are unable to attend the meeting, you can exercise your voting rights in writing.  Please review the “Reference Materials for the Ordinary General Meeting of Shareholders” described later, indicate your intention to vote “for” or “against” each agenda item and return said form to us by 5:40 p.m. (before the close of business) on Thursday, June 25, 2009 (Japan time).  You can alternatively exercise your voting rights via the proxy voting website (http://www.evote.jp/).

1.	Date/Time:	June 26, 2009 (Friday) 10:00AM

2.	Venue:	2-1-11, Jonan, Ikeda-shi, Osaka
Conference Room, 5F Head Office of The Bank of Ikeda, Ltd.

3.	Meeting Agenda:

【Ordinary General Meeting of Shareholders】

Matters to be Reported:

1.	Business report and financial statements for the 87th Term (from April 1, 2008 to March 31, 2009)

2.
Consolidated financial statements for the 87th Term (from April 1, 2008 to March 31, 2009) and report on results of the audits conducted by the accounting auditor and the board of corporate auditors with respect to the consolidated financial statements for the 87th Term

Matters to be Resolved:

1st Agenda:	Decrease in paid-in capital

2nd Agenda:	Disposition of retained earnings

3rd Agenda:	Establishment of a parent company through share transfer
(Note: Please refer to the Securities Registration Statement filed by Senshu Ikeda Holdings, Inc., dated as of June 10, 2009, for details.)

4th Agenda:	Election of 8 directors

5th Agenda:	Election of 1 corporate auditor

【General Meeting of Shareholders of Class Stock】

Matters to be Resolved:

Agenda:	Establishment of a parent company through share transfer

*
In the event that the reference materials for the ordinary general meeting of shareholders need to be modified, The Bank of Ikeda will post such modification on its website (http://www.ikedabank.co.jp/).

*	When you arrive at the meeting, please submit the voting right exercise form to the reception desk at the site of the meeting.

(Attachment)

BUSINESS REPORT FOR THE 87TH TERM

(April 1, 2008 through March 31, 2009)

1.	Current Status of The Bank of Ikeda

(1)	Results of Operations, and Others

Details of the Business

The Bank of Ikeda provides deposit services, loan services, securities and commodities and commodities trading services, securities investment services, domestic exchange services, foreign exchange services, trust, registration and other services in connection with bonds, and ancillary services (including agency services, debt guarantees, over the counter sales of securities investment trust and insurance products and securities brokerage services) through the head office of The Bank of Ikeda and its network of 70 branches and 5 sub-branches.

Financial and Economic Environment

The Japanese economy deteriorated significantly in the fiscal year ended March 31, 2008 due to the deceleration of the global economy caused by disruption in the financial markets.

Exports have decreased substantially since fall 2008, due to the deterioration of overseas economies and other factors, which in turn has caused a significant decrease in capital investment.  Personal consumption weakened amidst increasing difficulty in the environments surrounding employment and income, and housing investment has become stagnant.  Meanwhile, public investment remained at a low level.  Under these conditions of low domestic and foreign demand and pressure to reduce inventory, production declined significantly.

With respect to prices, domestic corporate goods prices continued to decrease, due to the decline of the international commodity markets.  Consumer prices showed almost zero change from the prices of the previous fiscal year, influenced by factors such as the decrease in the price of petroleum products and stabilization in the price of foodstuffs.

In the financial markets, the Bank of Japan lowered its target rate for the unsecured overnight call rate twice from its previous level of approximately 0.5%, and as of December the rate had been lowered to approximately 0.1%.  Long-term interest rates at one point rose to the latter half of 1.8% range in the first half of the fiscal year, but they fell to the middle of 1.3% range by the end of the fiscal year, reflecting the global weakening of business confidence.

The Japanese stock market was supported by the weak state of the Japanese yen against other currencies in the first half of the fiscal year and other factors, and stock prices remained relatively steady compared to those of the U.S. and Europe.  However, in the latter half of the fiscal year, the collapse of major investment banks in the U.S. incited further concerns over the global financial markets, and the real Japanese economy and corporate earnings deteriorated rapidly.  Although such rapid deterioration and other factors caused the Nikkei Stock Average to temporarily fall closer to 7,000 Japanese yen, by the end of the fiscal year ended March 31, 2008, it had risen back to over 8,000 Japanese yen.

Business Performance

The Bank of Ikeda is continuing to promote its “Ikegin Regional Revitalization Program”, with the objective of coexistence with the regional community.  This program primarily consists of the “Ikegin new business grant program”, which supports excellent business plans, and the “Ikegin consortium-based R&D grant program”, which supports the ‘diversification’ and

‘reinvention’ of small-to-medium-sized companies through cooperation among government, business and academia and other initiatives.

Since their establishment, the “Ikegin new business grant program” and the “Ikegin consortium-based R&D grant program” have received a cumulative total of more than 1,000 applications, and the total amount of grants given through these programs is more than 210 million Japanese yen.

The Bank of Ikeda actively pursues business-academic alliances with major universities in the area.  In May 2008, The Bank of Ikeda entered “agreements of co-operation between industry and academia” with Osaka Prefecture University and Osaka City University.  In October 2008, The Bank of Ikeda invested in the “Doshisha Venture Fund,” established by Doshisha University, and has held four “Seminars with respect to Collaboration between Doshisha University and The Bank of Ikeda” since November 2008.  In November 2008, The Bank of Ikeda conducted the “KG Business Plan Contest” in cooperation with Kwansei Gakuin University.  The objective of the contest is to promote an entrepreneurial culture within the university, and this was the second year that The Bank of Ikeda and Kwansei Gakuin University collaborated for the event.

Other initiatives to contribute to the region included holding seminars aimed at local government bodies in July 2008 and February 2009.  These seminars were run by The Bank of Ikeda and Shizen Soken Co. Ltd., its affiliate, and supported by the Osaka Branch of the Development Bank of Japan, Inc.

In October 2008, The Bank of Ikeda held its fifth Charity Festival, and made a donation to Nishinomiya City, a local government body, to be used for environmental protection and green business initiatives.

In addition, continuing its practice from 2008, The Bank of Ikeda collected submissions for designs for its 2009 calendar, in order to encourage university students who hope to pursue artistic careers, thereby contributing to the further development of local Kansai culture.

The Bank of Ikeda is also proactively developing its business matching activities.  The Bank of Ikeda held “The Bank of Ikeda’s 9th TOYRO Business Matching Fair 2008” in October 2008 and the “6th Ikegin Business Exchange” in April 2009, with a focus on “creation of business opportunities” and “opportunities to meet business partners”.

Going forward, The Bank of Ikeda will continue to focus on several initiatives to contribute to the revitalization of the regional economy, under the theme of “Reinforcement and Innovation of Kansai Business.”

The Bank of Ikeda currently issues IC cash cards that offer the combined advantages of safety and convenience.  These cards are the first IC cash cards in Japan with biometric authentication functions that recognize veins in both palms and fingers, and may also be used to pay for travel on public transportation.  One of these IC cards can function as a cash card with biometric authentication functions, a credit card and a transportation pass, all in one.  Furthermore, in April 2008 The Bank of Ikeda became the first bank in Japan to introduce and commence the operation of new automated teller machines (ATM) with “palm vein authentication” and “finger vein authentication”.

The Bank of Ikeda began providing a new deposit product – the Hanasaka Term Deposit – in February 2009.  The Hanasaka Term Deposit is a one-year fixed term deposit to which special interest rates apply in the final six months.  When applying for the deposit, a customer is asked to select the date on which he or she believes the cherry blossoms will begin to bloom in Osaka prefecture in that year.  If the date selected by such customer is the same as the official bloom commencement date, announced by the Japan Meteorological Agency, the interest rate applied to the final six months of the deposit is 0.87% (8 and 7 being able to be read in Japanese shorthand as hana).  If the date selected by such customer is not the same as the official bloom commencement date, a special interest rate of 0.39% is still applied to the final six months of the deposit (3 and 9 being able to be read in Japanese shorthand as saku).

Through the initiatives set forth above, The Bank of Ikeda strives to provide its regional customers with “reliable, advanced and progressive” products, while respecting its founding creed of “kindness and innovation”.

The business results of The Bank of Ikeda in the fiscal year ended March 31, 2009 are as follows:

Deposits

The balance of deposits at the end of the term was 2,253.7 billion Japanese yen, due mainly to an increase of 62.6 billion Japanese yen in deposits held by individuals.

Loans

Corporate lending and other loans in the fiscal year ended March 31, 2009 remained steady and total loans increased by 66.2 billion Japanese yen during the term to 1,665.6 billion Japanese yen.

Securities

The balance of securities increased during the term by 288.9 billion Japanese yen to 646.5 billion Japanese yen.

Foreign Exchange

Foreign exchange transactions handled by The Bank of Ikeda during the fiscal year ended March 31, 2009 amounted to USD 800 million.

Profit and Loss

The Bank of Ikeda worked to efficiently manage assets and liabilities, procure financing and increase earnings from fees and commissions during the fiscal year ended March 31, 2009.  However, The Bank of Ikeda’s securities holdings were severely affected by the unprecedented turmoil in the world’s financial markets that resulted from concerns over the financial situation in the U.S.  In the interest of prudence, The Bank of Ikeda adopted standards that were deliberately strict when accounting for impairment in respect of its securities holdings.  Accordingly, The Bank of Ikeda realized a loss on impairment of securities totaling 35,349 million Japanese yen.  Furthermore, in order to prepare for further deterioration in the economy, The Bank of Ikeda preventively set aside appropriation of reserves for possible loan losses.  As a result, The Bank of Ikeda regrets to announce that it has recorded an ordinary loss of 34.1 billion Japanese yen and a net loss of 37.2 billion Japanese yen for the fiscal year ended March 31, 2009.

Branch Locations

The Bank of Ikeda has proactively worked to enhance its network of branch locations in order to simultaneously improve convenience for customers and reinforce operating capabilities.

Suzhou city, in which The Bank of Ikeda established the Suzhou Representative Office in September 2006, has shown remarkable growth in development as an economic and industrial city, and has continued to establish large-scale industrial complexes and gain numerous business partners.  The Bank of Ikeda provided support for the “3rd Suzhou Wuzhong District Enterprise Seminar” and has established a Suzhou booth at its business matching fairs.  As a gateway to doing business in China, the Suzhou Representative Office is working to improve its support capabilities by providing services such as support for The Bank of Ikeda’s business partners in their entry into China and providing information concerning trade and finance in China and other matters.

The Bank of Ikeda will continue to maintain and improve its network of branches and enhance its services in order to improve convenience for customers, under the keywords of “more accessible” and “more convenient”.

Issues to be Addressed

Although the Japanese economy is expected to continue in its weakened state for a prolonged period of time against the backdrop of the deterioration of the global economy, The Bank of Ikeda will continue to work towards restoring its financial health, improving management efficiency, restoring its business results and resuming the payment of dividends.  The Bank of Ikeda will strive to meet the trust and expectations of its shareholders and business partners.

While maintaining its allegiance to its founding creed of “Kindness and Innovation”, The Bank will strive to contribute to revitalizing the region through various “business matches” and its employees, officers and directors will work together to overcome issues in order to be able to provide a genuine contribution to the lives of its customers.

The Bank of Ikeda will expend all efforts to fulfill the expectations of each of its shareholders and business partners.

Thank you for your ongoing patronage and support.

(2)	Trends in Financial Condition, Profit and Loss	(¥ hundred millions, unless otherwise indicated)

	FY 2005	FY 2006	FY 2007	FY 2008
Deposit	20,278	21,369	21,911	22,537
Time deposits	10,588	11,632	12,313	13,156
Others	9,690	9,736	9,597	9,381
Corporate Bonds	204	394	400	400
Loans and bills discounted	14,241	15,167	15,994	16,656
For individuals	5,631	4,853	4,943	5,183
For small-to-medium-sized companies	6,450	7,668	7,386	7,520
Others	2,159	2,645	3,665	3,952
Product Securities	0	0	0	0
Securities	10,856	9,345	3,576	6,465
Government bonds	3,519	3,278	1,787	2,985
Local government bonds	78	98	90	514
Others	7,259	5,967	1,698	2,965
Net Assets	27,088	26,115	27,049	25,296
Domestic exchange volume	76,361	79,169	84,415	79,878
Foreign exchange volume	$658 million	$605 million	$689 million	$836 million
Ordinary income (loss)	¥8,713 million	¥9,851 million	(¥64,319 million)	(¥34,150 million)
Net income (loss)	¥5,006 million	¥6,033 million	(¥55,015 million)	(¥37,234 million)
Net income (loss) per share	¥237.82	¥238.08	(¥2,124.56)	(¥1,438.05)

(Note 1)	Figures shown above are rounded down.

(Note 2)	Net income (loss) per share is calculated based on the average total number of shares issued and outstanding (excluding the average total number of treasury shares) during the fiscal year.

(Note 3)
For the fiscal year 2006, in order to enhance services offered to individuals, The Bank of Ikeda reviewed its classification of services.  As a result of such enhancement, outstanding loans to individuals decreased 82.8 billion Japanese yen and outstanding loans to small-to-medium-sized companies increased by the same amount.

(3)	Status of Employees

	End of FY 2008	End of FY 2007
Number of employees	1,359 people	1,273 people
Average age	36.0 years old	36 years and 10 months old
Average length of service	13 years 1 month	13 years 11 months
Average monthly salary	390 thousand Japanese yen	410 thousand Japanese yen

(Note 1)	The average age, average length of service and average monthly salary above are rounded down.

(Note 2)	The number of employees above does not include part-time employees and employees on a short-term contract.

(Note 3)	Average monthly salary above is based on salaries (excluding bonuses) as of March.

(4)	Status of Offices

(i)	Number of Offices

	End of FY 2008		End of FY 2007
Osaka	Branch 45	Sub-branch (3)	Branch 45	Sub-branch (3)
Hyogo	29	(2)	29	(2)
Kyoto	1	(-)	1	(-)
Tokyo	1	(-)	1	(-)
Total	76	(5)	76	(5)

(Note 1)	Other than above, The Bank of Ikeda operated 102 ATMs outside of its branches as of the end of the fiscal year 2008 (99 ATMs as of the end of the fiscal year 2007).

(Note 2)	Other than above, The Bank of Ikeda operated placed one representative office as of the end of the fiscal year 2008 (one representative office as of the end of the fiscal year 2007).

(ii)	Number of Branch Offices Newly Established During the fiscal year 2008

N/A

(5)	Principal Facilities

(i)	Total Amount of Capital Expenditures: 1,422 million Japanese yen

(Note)	The above figure is rounded down.

(ii)	Total Amount of New Material Expenditures

Software: 707 million Japanese yen

(Note)	The above figure is rounded down.

(6)	Status of Material Subsidiaries

Please refer to the Securities Registration Statement filed by Senshu Ikeda Holdings, Inc., dated as of June 10, 2009.

2.	Matters Concerning Officers (Directors and Corporate Auditors) of The Bank of Ikeda

(1)	Director and Corporate Auditors	(as of March, 2009)

Name	Title	Material Concurrent Position	Others
Moritaka Hattori	President and Chief Executive Officer, Head of Compliance Committee, in charge of the Protection of Personal Information
Shoichi Ogawa	Deputy President and Senior Executive Officer
Noboru Komiya	Senior Managing Director and Senior Executive Officer, General Manager of Private Banking Division and Head of ALM Committee

Kazuhiro Masao	Senior Managing Director and Senior Executive Officer, General Manager of CS Headquarters
Isao Teranishi	Senior Managing Director and Senior Executive Officer, Secretary
Shigeru Aoyagi	Managing Director, Secretary
Hirohisa Fujita	Managing Director, General Manager of Market Trading Headquarters and IC Card System Project Manager
Akira Uchimura	Managing Director, Deputy General Manager of CS Headquarters, General Manager of Head Office Regional Headquarters
Yukio Ueda	Managing Director, Tokyo Branch Manager and Head of Tokyo Office
Yutaka Himeno	Director and Managing Executive Officer, General Manager of Internal Audit Division
Yoshio Matsumura	Director and Managing Executive Officer, Deputy General Manager of General Affairs Headquarters, and General Manager of Personnel and General Affairs Division II
Etsuji Umehara	Director and Managing Executive Officer, General Manager of Loan Headquarters, and Head of Loan Committee
Kazuhiro Isumi	Director and Managing Executive Officer, General Manager of Hyogo Regional Headquarters of CS Headquarters, and in charge of Securities and Insurance Business Promotion
Toshiaki Imanaka	Corporate Auditor (outside officer)	Attorney-at-law	(Note 1)
Taro Ohashi	Corporate Auditor (outside officer)		(Note 2)
Katsutoshi Horii	Corporate Auditor
Masato Yamagiwa	Corporate Auditor
Masaya Kiyotaki	Corporate Auditor (outside auditor)	Doctor
(Officers who retired from their positions during the FY 2008)
Tatsuhiko Yakushigawa	Director		June 24, 2008 Retired (Note 3)
Hironobu Sugita	Director, Deputy Manager of Private Banking Headquarters		June 27, 2008 Retired (Note 3)

(Note 1)
Mr. Toshiaki Imanaka, corporate auditor, is qualified as an attorney-at-law, is involved in the actual corporate accounting activities as a reorganization trustee, and has considerable knowledge of financial and accounting matters.

(Note 2)
Mr. Taro Ohashi, corporate auditor, has experience in corporate management as the representative director and president of a listed company, and has considerable knowledge of financial and accounting matters.

(Note 3)	Title and material concurrent post of officers who retired during the current fiscal year is those as of such retirement.

(2)	Remuneration Paid to Directors and Corporate Auditors

Classification	Number of People Remuneration was Paid	Remuneration (¥ million)
Directors	15	214 (29)
Corporate Auditors	5	50 (4)
Total	20	265 (33)

(Note 1)	The figures above are rounded down.

(Note 2)	Amounts other than remuneration are shown in brackets.

(Note 3)	Above amount does not include 38 million Japanese yen of remuneration that is payable to an officer of The Bank of Ikeda who serves concurrently as a branch manager or conducts employee duties.

(Note 4)	Above amount includes an allowance for retirement benefits for directors and corporate auditors of 29 million Japanese yen for directors and 4 million Japanese yen for corporate auditors.

(Note 5)	The upper limit for remuneration as set forth in the Articles of Incorporation or the general meeting of shareholders is as follows:

Director:	300	million Japanese yen per annum

Corporate Auditor:	72	million Japanese yen per annum

3.	Matters Concerning Outside Directors and Outside Corporate Auditors

(1)	Concurrent posts held by outside directors and outside corporate auditors of The Bank of Ikeda

Classification	Name
Taro Ohashi	Mr. Taro Ohashi, outside corporate auditor of The Bank of Ikeda, also serves as an outside auditor of Toho Co., Ltd. and outside director of Tokyo Rakutenchi Co., Ltd.
Masaya Kiyotaki	Mr. Masaya Kiyotaki, outside corporate auditor of The Bank of Ikeda, also serves as an outside director of Toyoshima Co., Ltd.

(2)	Principal Activities of Outside Directors and Outside Corporate Auditors

Name	Term of Office	Attendance to Board of Directors/ Corporate Auditors Meeting	Statements/Activities at Board of Directors/ Corporate Auditors Meeting
Toshiaki Imanaka	5 years 9 months	Mr. Imanaka attended all 12 meetings of the Board of Directors, 3 out of 5 extraordinary meetings of the Board of Directors, and all 16 meetings of the Board of Corporate Auditors held during FY 2008.
Based on considerable experience in the field of corporate accounting as an attorney-at-law and work experience as an outside director of other companies, Mr. Imanaka made statements with respect to compliance issues as well as risk management.

Taro Ohashi	1 year 9 months
Mr. Ohashi attended 11 out of 12 meetings of the Board of Directors, 3 out of 5 extraordinary meetings of the Board of Directors, and all 16 meetings of the Board of Corporate Auditors held during FY 2008.
Mr. Ohashi contributed based on his experience with respect to the corporate management through his various managerial positions primarily in the Hankyu Group.
Masaya Kiyotaki	8 years 9 months
Mr. Kiyotaki attended all 12 meetings of the Board of Directors, 3 out of 5 extraordinary meetings of the Board of Directors, and all 16 meetings of the Board of Corporate Auditors held during FY 2008.
Based on his high ability and clear viewpoint, and by utilizing experience as an outside auditor, Mr. Kiyotaki made statements from various perspectives.

(3)	Matters Concerning Limited Liability Agreements

Name	Outline of Limited Liability Agreement
Toshiaki Imanaka
Pursuant to Article 423, Paragraph 1 of the Company Law, The Bank of Ikeda has entered into agreements with Messrs. Imanaka, Ohashi and Kiyotaki limiting their liabilities to the minimum amount provided under the relevant laws and regulations.

Taro Ohashi
Masaya Kiyotaki

(4)	Remuneration Paid to Outside Directors and Outside Corporate Auditors	(¥ million)

	Number of People to whom Remuneration was Paid	Remuneration Paid
Total amount of remuneration	3	16 (1)

(Note 1)	The figures above are rounded down.

(Note 2)	Amounts other than remuneration are shown in brackets.

(Note 3)	Above amount includes an allowance for retirement benefits for directors and corporate auditors of 1 million Japanese yen.

4.	Matters Concerning Shares of The Bank of Ikeda

(1)	Number of Shares

Total number of shares authorized to be issued:

Common stock	56,500	thousand shares
First-class preferred stock	6,000	thousand shares
Second-class preferred stock	7,500	thousand shares

Total number of shares issued and outstanding:

Common stock	25,927	thousand shares
First-class preferred stock	6,000	thousand shares
Second-class preferred stock	6,250	thousand shares

(Note)	Number of shares is rounded off to the nearest thousand.

(2)	Number of Shareholders at End of Fiscal Year 2008

Common stock	7,031	persons
First-class preferred stock	1	person
Second-class preferred stock	12	persons

(3)	Principal Shareholders:

a.	Common stock

The Bank of Ikeda does not have any shareholder who owns more than 10 percent of the issued and outstanding shares.  Please see below for information regarding the 10 largest shareholders.

Name	Status of Investment in The Bank of Ikeda
	Number of Shares Owned (thousands)	Percentage of the Total Shares Outstanding
Mizuho Corporate Bank, Ltd.	910	3.51
Hankyu Hanshin Holdings, Inc.	895	3.45
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	889	3.43
Obayashi Corporation	789	3.04
Japan Trustee Services Bank, Ltd. (Trust Account 4G)	785	3.02
Japan Trustee Services Bank, Ltd. (Trust Account)	653	2.51
Tokio Marine & Nichido Fire Insurance Co., Ltd.	539	2.07
Daikin Industries, Ltd.	481	1.85
ITAMI SANGYO CO., LTD.	464	1.79
The Master Trust Bank of Japan, Ltd. (Nissay Dowa General Insurance Co., Ltd. Pension Trust Account)	453	1.74

(Note 1)	The figures listed in “Number of Shares Owned” have been rounded down to the nearest thousand.

(Note 2)	The figures listed in “Percentage of the Total Shares Outstanding” have been rounded off to the nearest thousandth.

(Note 3)
With respect to “Japan Trustee Services Bank, Ltd. (Nissay Dowa General Insurance Co., Ltd. Pension Trust Account)”, these shares are those held in a pension trust account with the Master Trust Bank of Japan, Ltd. for the benefit of retirement plans, with voting rights reserved by Nissay Dowa General Insurance Co., Ltd.

b.	First-class preferred stock

Name	Status of Investment in The Bank of Ikeda
	Number of Shares Owned (thousands)	Percentage of the Total Shares Outstanding
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	6,000	100.00

c.	Second-class preferred stock

Name	Status of Investment in The Bank of Ikeda
	Number of Shares Owned (thousands)	Percentage of the Total Shares Outstanding
OC FINANCE CORPORATION	1,750	28.00
Daikin Industries, Ltd.	1,250	20.00
Fukoku Mutual Life Insurance Company	500	8.00
ITAMI SANGYO CO., LTD.	500	8.00
Nichia Steel Works, Ltd.	500	8.00
ROHTO Pharmaceutical Co., Ltd.	500	8.00
Dainihon Jochugiku Co., Ltd.	250	4.00
Hankyu Hanshin Holdings, Inc.	250	4.00
T.T CO., LTD.	250	4.00
Non-Destructive Inspection Company Limited.	250	4.00
Shionogi & Co., Ltd.	125	2.00
Nippon Paper Core Industrial Co., Ltd.	125	2.00

5.	Matters Concerning Stock Acquisition Rights of The Bank of Ikeda

Issued Stock Acquisition Rights

Date on which the issuance of stock acquisition rights was resolved	January 6, 2004
Number of stock acquisition rights	5,342 units
Class of shares to be issued upon exercise of stock acquisition rights	Common stock
Number of shares to be issued upon exercise of stock acquisition rights	1,059,290 shares
Issue price of shares upon exercise of stock acquisition rights	5,043 Japanese yen
Balance of bonds with stock acquisition rights	5,342 million Japanese yen (Series 3 Unsecured Subordinated Convertible Bonds with Nondetachable Stock Acquisition Rights)

6.	Accounting Auditor

(1)	Details of Accounting Auditor	(¥ million)

Name	Remuneration paid to accounting auditor during FY 2008	Others
Ernst & Young ShinNihon LLC Takashi Shigematsu, Certified Public Accountant Tamon Tsuda, Certified Public Accountant Keiji Hirai, Certified Public Accountant	98	The accounting auditor provides (i) advice relating to internal control over financial reporting and (ii) due diligence pertaining to the business integration.

(Note 1)	The figure is rounded down.

(Note 2)
Total amount payable by The Bank of Ikeda to the Accounting Auditor represents the total amount for audit services rendered pursuant to The Bank of Ikeda and audit services rendered pursuant to the Financial Instruments and Exchange Law of Japan, because no distinction is made under the agreement between The Bank of Ikeda and the accountant.  Because such distinction cannot be made, the amount listed above does not distinguish between these services.

(Note 3)	The total amount of cash and other remuneration payable by The Bank of Ikeda and its subsidiaries to the Accounting Auditor is 102 million Japanese yen.

(2)	Significant Matters Concerning Accounting Auditor

Policies on Dismissal or Non-reappointment of Accounting Auditor

In addition to dismissal of accounting auditor by the Board of Corporate Auditor as set forth in Article 340 of the Company Law, when The Bank of Ikeda believes that it is difficult for an accounting auditor to fulfill its duties appropriately, it is The Bank of Ikeda’s policy to propose an agenda regarding the dismissal or non-reappointment of the accounting auditor to the general meeting of shareholders after obtaining the resolution of the Board of Corporate Auditors.

7.	Systems to Ensure the Proper Business Operation

(1)	Compliance System

The Bank of Ikeda deems compliance to be one of the most important management priorities, and the Compliance Committee, consisting of directors and corporate auditors of The Bank of Ikeda, shall oversee the compliance status across the organization, develop the compliance system, review internal rules and manuals, and provide compliance training to employees as appropriate.

(2)	System to ensure proper retention and management of information

The Bank of Ikeda shall develop internal rules with respect to proposing the agenda for, and the reporting standard to, the meetings of the Board of Directors, management meetings, and other important meetings of various committees, and properly prepare and retain the Minutes and other documents as a record of performance of duties of directors.

(3)	Risk management system

The Bank of Ikeda deems risk management to be one of the most important management priorities.  Based on its basic internal rules on risk management, and focusing on its committees for management meetings and risk management (Loan Committee, ALM Committee, Compliance Committee), The Bank of Ikeda shall conduct appropriate risk management.

(4)	System to ensure the efficiency of performance of duties

The Bank of Ikeda shall introduce five headquarters systems in the headquarters, and the regional headquarters system (block sales system) in the sales offices.  While clarifying authority and responsibility, and through the use of IT, The Bank of Ikeda shall ensure the efficient performance of duties.

(5)	Management system of group companies

The Bank of Ikeda considers all of its subsidiaries and related companies to be integrated members of the Bank of Ikeda Group.  The Bank of Ikeda shall appropriately lead these member companies, and each such subsidiary and related company shall, while maintaining cooperation with The Bank of Ikeda, establish internal control systems appropriate to its scale and the nature of its business.

(6)	Audit staff

The Bank of Ikeda shall retain an auditor who is independent from the chain of command and retain employees to assist its corporate auditors.

(7)	Reporting system to corporate auditors

Directors and employees of The Bank of Ikeda shall, at important meetings such as meetings of the Board of Directors which such corporate auditors attend, or pursuant to requests made by the corporate auditors, make reports to corporate auditors regarding The Bank of Ikeda’s performance of its duties.

(8)	Other systems with respect to audit by corporate auditors

Directors and employees of The Bank of Ikeda shall actively exchange opinions with corporate auditors regularly or from time to time, in order to better grasp problems of the management.

87th Term Consolidated Balance Sheet
(As of March 31, 2009)

(¥ millions)

	Amount		Amount
(ASSETS)		(LIABILITIES)
Current Assets		Current Liabilities
Cash and due from banks	71,048	Deposit	2,248,784
Call loans and bills bought	30,000	Payables under securities lending transactions	107,039
Monetary claims bought	1,350	Borrowed money	21,017
Trading account securities	514	Foreign exchange	80
Money held in trust	19,000	Bonds	40,000
Securities	647,108	Bonds with stock subscription rights	5,342
Loans and bills discounted	1,657,259	Other liabilities	44,256
Foreign exchange	1,316	Accrued retirement benefits for employees	420
Other assets	65,852	Accrued retirement benefits for directors and corporate auditors	284
Tangible Fixed Assets	23,788	Reserve for reimbursements of deposits	48
Buildings and structures	10,599	Reserve for contingent losses	266
Land	8,592	Negative good will	2
Other	4,596	Acceptances and guarantees	24,885
Intangible Fixed Assets	3,576	TOTAL LIABILITIES	2,492,428
Software	2,955	(NET ASSETS)
Other	620	Shareholders’ Equity
Deferred tax assets	22,716	Share capital	76,865
Customers’ liabilities for acceptance and guarantees	24,885	Capital surplus	22,771
Reverse for possible loan losses	(18,397)	Retained earnings (deficit)	(37,094)
		Treasury stock	(196)
		TOTAL SHAREHOLDERS’ EQUITY	62,345
		Valuation and translation adjustments	(456,314)
		Net unrealized loss on available-for-sale securities	(5,636)
		Net unrealized loss on deferred hedges	(0)
		TOTAL VALUATION AND TRANSLATION ADJUSTMENTS	(5,637)
		Minority interest	880
		TOTAL NET ASSETS	57,589
TOTAL ASSETS	2,550,017	TOTAL LIABILITIES AND NET ASSETS	2,550,017

87th Term Consolidated Statement of Operations
(From April 1, 2008 to March 31, 2009)

(¥ millions)

Amount
Income
Interest income:	54,728
Interest on loans and bills discounted	31,504
Interest and dividends on securities	22,840
Interest on call loans and bills bought	267
Interest on deposits	9
Other interest income	106
Fees and commission	8,204
Other operating income	9,555
Other income	10,712
Total Income	83,201
Expense
Interest expense:	13,026
Interest on deposit	8,172
Interest on negotiable certificates of deposit	4
Interest on call loans and bills sold	105
Interest on payment of securities lending transactions	3,089
Interest on borrowings and rediscounts	666
Interest on bonds	669
Interest on bonds with stock subscription rights	58
Other interest expense	260
Fees and commission	3,359
Other operating expenses	25,089
General and administrative expenses	29,142
Other interest expense	47,320
Reversal of allowance for doubtful accounts	6,292
Other expenses	41,027
Total Expense	117,937
Ordinary loss	34,736
Extraordinary profit
Gain on recovery of bad debts	502
Gain on reversal of reserve for reimbursements of deposits	70
Total Extraordinary profit	572
Extraordinary loss
Loss on disposal of fixed assets	154
Loss on impairment	1
Loss on contribution of securities to retirement benefit trust	1,481
Total Extraordinary loss	1,637
Loss before income taxes and minority interests	35,801
Income tax, inhabitant tax and business tax	98
Income tax refund	(48)
Income tax - deferred	1,744
Total income tax	1,793
Minority interests	141
Net Income	37,453

87th Term Consolidated Statements of Changes in Net Assets
(From April 1, 2008 to March 31, 2009)

(¥ millions)

	Shareholders’ equity
	Share capital	Capital surplus	Retained earnings	Treasury stock	Total stockholders’ equity
Balance as of March 31, 2008	64,365	48,126	(37,481)	(185)	74,825
Changes of items during the consolidated accounting period
Issuance of common stock	12,500	12,500			25,000
Transfer from capital surplus to retained earnings		(37,840)	37,840
Distribution of surplus (other capital surplus)		(12)			(12)
Net income (loss)			(37,453)		(37,453)
Acquisition of treasury stock				(14)	(14)
Disposition of treasury stock		(1)		3	2
Net changes of items other than shareholders’ equity
Total changes of items during the consolidated accounting period	12,500	(25,354)	386	(11)	(12,479)
Balance as of March 31, 2009	76,865	22,771	(37,094)	(196)	62,345

	Valuation and translation adjustments			Minority interests	Total net assets
	Net unrealized (loss) gain on available-for- sale securities	Net unrealized loss on deferred hedges	Total valuation and translation adjustments
Balance as of March 31, 2008	(7,568)	(13)	(7,581)	1,028	68,272
Changes of items during the consolidated accounting period
Issuance of common stock					25,000
Distribution of surplus (other capital surplus)					(12)
Net income (loss)					(37,453)
Acquisition of treasury stock					(14)
Disposition of treasury stock					2
Net changes of items other than shareholders’ equity	1,931	12	1,944	(148)	1,796
Total changes of items during the consolidated accounting period	1,931	12	1,944	(148)	(10,683)
Balance as of March 31, 2009	(5,636)	(0)	(5,637)	880	57,589

Notes to Consolidated Financial Statements

* Figures are rounded down to the nearest one million Japanese yen.

(SIGNIFICANT ACCOUNTING POLICIES)

Definitions of “subsidiaries” and “affiliates” are based on Article 2, Item 8 of the Banking Act of Japan (the “Banking Act”) and Article 4-2 of the Order for Enforcement of the Banking Act.

(1)	Scope of Consolidation

a.	Number of consolidated subsidiaries: 4 companies

Ikegin Guarantee Co., Ltd.
J. I. Co., Ltd.
Ikeda Bank Lease Co., Ltd.
Ikegin Capital Co., Ltd.

b.	Number of unconsolidated subsidiaries

The Ikeda Business Services Co., Ltd.
Hitachi & Ikeda Brains Co., Ltd.
Ikeda Investment Management Co., Ltd.
Ikeda Office Service Co., Ltd.
D. I. Co., Ltd.
Vui I Co., Ltd.
I. M. S. Co., Ltd.
Ikegin Capital New Business Fund No. 1 Investment Enterprise Limited Partnership
Ikegin Capital New Business Fund No. 2 Investment Enterprise Limited Partnership
Ikegin Capital New Business Fund No. 3 Investment Enterprise Limited Partnership
Ikegin Capital Yumejikomi Fund No. 1 Investment Enterprise Partnership
Ikegin Capital Yumejikomi Fund No. 2 Investment Enterprise Limited Partnership
Ikegin Capital Yumejikomi Fund No. 3 Investment Enterprise Limited Partnership
Ikegin Capital Yumejikomi Fund KGI Investment Enterprise Partnership
Ikegin Capital Yumejikomi Fund D. I Investment Enterprise Partnership
Ikegin Capital Yumejikomi Fund PCI Investment Enterprise Limited Partnership
Ikeda Preferred Capital Cayman Limited

The consolidated financial statements do not include the accounts of these non-consolidated subsidiaries, since the combined total assets, total revenue, net income (or their interests), retained earnings (or their interests) and net unrealized loss on deferred hedges (or their interests) of these subsidiaries are not significant and thus do not have a material impact on investors’ evaluation of The Bank of Ikeda’s financial condition or business results.

(2)	Application of Equity Method

a.	Unconsolidated subsidiaries accounted for by the equity method: none

b.	Affiliates accounted for by the equity method: none

c.	Unconsolidated subsidiaries not accounted for by the equity method

The Ikeda Business Services Co., Ltd.
Hitachi & Ikeda Brains Co., Ltd.
Ikeda Investment Management Co., Ltd.
Ikegin Office Service Co., Ltd.
D. I. Co., Ltd.

Vui I Co., Ltd.
I.M.S. Co., Ltd.
Ikegin Capital New Business Fund No. 1 Investment Enterprise Limited Partnership
Ikegin Capital New Business Fund No. 2 Investment Enterprise Limited Partnership
Ikegin Capital New Business Fund No. 3 Investment Enterprise Limited Partnership
Ikegin Capital Yumejikomi Fund No. 1 Investment Enterprise Partnership
Ikegin Capital Yumejikomi Fund No. 2 Investment Enterprise Limited Partnership
Ikegin Capital Yumejikomi Fund No. 3 Investment Enterprise Limited Partnership
Ikegin Capital Yumejikomi Fund KGI Investment Enterprise Partnership
Ikegin Capital Yumejikomi Fund D. I Investment Enterprise Partnership
Ikegin Capital Yumejikomi Fund PCI Investment Enterprise Limited Partnership
Ikeda Preferred Capital Cayman Limited

d.	Affiliates not accounted for by the equity method

Shizen Soken Co., Ltd.

The Bank of Ikeda has not applied the equity method to its investments in the above unconsolidated subsidiaries and one affiliate because these companies do not have a material effect on the consolidated financial statements of The Bank of Ikeda in terms of their net income (or their interest therein), retained earnings (or their interest therein) and net unrealized loss on deferred hedges (or their interest therein).

(3)	Fiscal Year-Ends of the Consolidated Subsidiaries

The fiscal year-end of all four consolidated subsidiaries of The Bank of Ikeda is March 31.

(4)	Valuation of the assets and liabilities of consolidated subsidiaries

The assets and liabilities of consolidated subsidiaries are evaluated using the fair market value method at the time when The Bank of Ikeda acquired control of the relevant subsidiary.

(5)	Goodwill and depreciation of negative goodwill

Goodwill is amortized using by the straight-line method over a period of five years.

(SIGNIFICANT ACCOUNTING POLICIES)

1.	Trading account securities

Trading account securities are stated at fair value as of the date of the consolidated balance sheet.  Cost of sales is calculated in accordance with the moving average method.

2.	Securities

(1)
Shares of unconsolidated subsidiaries not accounted for by the equity method and shares of affiliates not accounted for by the equity method are stated at cost determined by the moving average method.  Shares and investment trusts whose market value can be determined are stated at market value based on the average market price or other relevant price of such shares and investment trusts over the one-month period prior to the date of the consolidated balance sheet (cost of sales is calculated in accordance with the moving average method).  Available-for-sale securities whose market value can be determined, other than the aforementioned shares and investment trusts, are stated at market value based on the market price or other relevant price as of the date of the consolidated balance sheet (cost of sales is calculated in accordance with the moving average method).  Available-for-sale securities whose market value cannot be determined are stated at cost, determined by the moving average method or stated at the amortized cost (determined by the straight-line method).

Unrealized gain or loss on available-for-sale securities is included in net assets, net of income taxes.

(Change to accounting principle)

Shares and investment trusts whose market value can be determined were previously stated at market value based on the market price or other relevant price as of the consolidated balance sheet date.  However, effective from the year ended March 31, 2009, such shares and investment trusts are stated at market value based on the average market price or other relevant price over the one-month period prior to the consolidated balance sheet date.

This change is to promote more appropriate disclosures of The Bank of Ikeda’s financial position by eliminating the effects of short-term market fluctuations on net assets.

As a result of this change, ordinary loss and loss before income taxes and minority interests increased by 4,486 million Japanese yen, net loss increased by 2,647 million Japanese yen, securities decreased by 2,190 million Japanese yen, deferred tax assets increased by 0 million Japanese yen and unrealized gain or loss on available-for-sale securities increased by 2,296 million Japanese yen compared with the corresponding amounts which would have been recorded under the previous method.

(2)	Investments in securities held as trust assets in solely-operated money trusts established for the purpose of managing securities are stated at fair value.

3.	Derivatives

Derivatives are stated at fair value.

4.	Depreciation

(1)	Tangible fixed assets (excluding leased assets)

Depreciation of tangible fixed assets held by The Bank of Ikeda and its consolidated subsidiaries is calculated principally by the straight-line method.  The principal useful lives are as follows:

Buildings:	6 to 50 years

Equipment and furniture:	2 to 15 years

(2)	Intangible fixed assets (excluding leased assets)

Intangible fixed assets are amortized by the straight-line method.  Amortization of the cost of software intended for internal use is calculated by the straight-line method based on a useful life (5 years) determined by The Bank of Ikeda and its consolidated subsidiaries.

5.	Reserve for possible loan losses

A reserve for possible loan losses is provided by The Bank of Ikeda in accordance with the prescribed standards established by The Bank of Ikeda.  For claims against borrowers who have declared bankruptcy or have commenced special liquidation proceedings or similar legal proceedings (“bankrupt borrowers”), or borrowers who are not legally or formally insolvent but are regarded as substantially in the same situation (“effectively bankrupt borrowers”), a reserve is provided based on the book value of the claims, after writing off the debt net of the expected amount recoverable from collateral and guarantees.

For claims on borrowers who are not currently bankrupt but are likely to become bankrupt (“potentially bankrupt borrowers”), a reserve is provided at the amount deemed necessary based on the overall solvency assessment of the borrowers and the amount of the claims, writing off the debt net of the expected amount recoverable from collateral and guarantees.

For other claims, a reserve is provided based on the historical loan-loss ratio.

The Bank of Ikeda conducts self-assessments of asset quality at its loan offices.  The assessments are audited by the independent credit audit section in accordance with The Bank of Ikeda’s policy and guidelines for the self-assessment of asset quality.  Based on the results of these assessments, an appropriate reserve is provided for the resulting losses and for write-offs of doubtful assets.

The consolidated subsidiaries provide specific reserves for possible loan losses at the total amount of loans deemed to be uncollectible based on a solvency analysis of each loan, plus a general reserve at an amount calculated based on historical experience.

For collateralized or guaranteed claims on bankrupt borrowers and effectively bankrupt borrowers, the amount of the claims exceeding the estimated value of collateral and guarantees is deemed to be uncollectible and is charged off against the total amount of the outstanding claims.  These write-offs amounted to 32,746 million Japanese yen for the year ended March 31, 2009.

6.	Accrued retirement benefits for employees

The Bank of Ikeda records accrued retirement benefits for employees provided at an estimated amount based on an actuarial calculation of the retirement benefit obligation and the pension plan assets.

Prior service cost and actuarial gain or loss is processed in accordance with the following methods:
Prior service cost:
Amortized by the straight-line method over a period of 13 years, which is shorter than the average estimated remaining years of service of the eligible employees in the year in which such cost was incurred.

Actuarial gain or loss:
Amortized commencing the year following the year in which the gain or loss is recognized by the straight-line method principally over a period of 13 years, which is shorter than the average estimated remaining years of service of the eligible employees.

(Amortization of gain or loss incurred at the time of change of accounting standard)

The gain or loss incurred upon the change to the relevant accounting standard (7,392 million Japanese yen) is being amortized by the straight-line method over a period of 15 years.

The transition amount of the substitutional portion of the government welfare pension program is fully charged to income at the time of substitution.

(Change in accounting policy)

It has become possible to apply the “Partial Amendment to Accounting Standard for Retirement Benefits (Part 3)” (Corporate Accounting Standard No. 19, issued July 31, 2008) early to year-end consolidated financial statements in connection with fiscal years that began on or prior to March 31, 2009.  Accordingly, The Bank of Ikeda has applied such accounting standard from the end of the fiscal year ended March 31, 2009.

As a result, unrecognized actuarial gain increased by 2,091 million Japanese compared with the corresponding amounts which would have been recorded under the previous method.  However, because any unrecognized actuarial gain or loss is charged to income commencing the year following the year in which the gain or loss is recognized, this change in accounting policy does not affect the consolidated financial statements for the fiscal year ended March 31, 2009.

7.	Accrued retirement benefits for directors and corporate auditors

The provision for retirement benefits for directors and corporate auditors has been made at an estimated amount based on The Bank of Ikeda’s internal regulations.

8.	Reserve for reimbursement of deposits

Reserve for reimbursements of deposits is provided at an estimate of the future payments to be made for reimbursement claims on deposits which were unrealized and credited from liability to income based on The Bank of Ikeda’s historical expense related to such reimbursement claims.

9.	Reserve for contingent losses

Reserve for contingent losses is provided at an estimate of the future payments to be made for a payment to the Credit Guarantee Corporations (CGCs) based on certain predetermined criteria.

10.	Foreign currency transactions

The Bank of Ikeda’s assets and liabilities denominated in foreign currencies are translated into Japanese yen at the exchange rates in effect at the consolidated balance sheet date.

11.	Leases

(As lessee)

Among the finance lease transactions of The Bank of Ikeda and its consolidated subsidiaries that do not transfer the ownership of the leased assets to the lessee, those finance lease transactions in connection with a consolidated fiscal year that commenced on or prior to April 1, 2008 are accounted for in the same manner as ordinary lease transactions.

(As lessor)

Income from finance lease transactions is recorded in net sales and cost of sales at the time such lease fees are received.

With respect to those finance lease transactions which do not transfer the ownership of the leased assets to the lessee that commenced before the beginning of the fiscal year when the new rule was applied, the agreements governing such transactions are considered to have been entered into at the beginning of the respective fiscal year, based on the amount of fixed assets as of the end of the preceding fiscal year (after accumulated depreciation has been deducted).

12.	Hedge accounting

Foreign exchange rate hedging

With respect to the hedging of foreign exchange risk arising from financial assets and liabilities denominated in foreign currencies, The Bank of Ikeda adopted deferral hedge accounting as stipulated in the Japanese Institute of Certified Public Accountants (JICPA) Industry Audit Committee Report No. 25 effective the year ended 31st March, 2004.  The Bank of Ikeda assesses the effectiveness of its currency swaps and foreign exchange swaps entered into in order to hedge the risk of fluctuation in foreign exchange rates by comparing the foreign-

currency amount of each underlying hedged item with the corresponding foreign-currency amount of the respective hedge.

13.	Consumption taxes

Transactions of The Bank of Ikeda and its consolidated subsidiaries are principally stated exclusive of national and municipal consumption taxes.

(CHANGES IN METHOD OF ACCOUNTING)

(Accounting standard for lease transactions)

(As lessee)

Finance lease transactions that do not transfer ownership of the leased asset to the lessee were previously accounted for in the same manner as operating lease transactions.  However, because it became possible to apply “Accounting Standards for Lease Transactions” (Corporate Accounting Standards No. 13 (March 30, 2007) and “Application Guidelines for Lease Transaction Accounting Standards” (Application Guidelines for Corporate Accounting Standards No. 16 (March 30, 2007)) to financial statements in connection with consolidated fiscal years commencing on or after April 1, 2008, The Bank of Ikeda and its consolidated subsidiaries have applied such standards and guidelines beginning from the fiscal year ended March 31, 2009 and have adopted an accounting treatment based on ordinary sales transactions.  This change in accounting method had no effect on the consolidated financial statements.

(As lessor)

Finance lease transactions that do not transfer ownership of the leased asset to the lessee were previously accounted for in the same manner as operating lease transactions.  However, because it became possible to apply “Accounting Standards for Lease Transactions” (Corporate Accounting Standards No. 13 (March 30, 2007) and “Application Guidelines for Lease Transaction Accounting Standards” (Application Guidelines for Corporate Accounting Standards No. 16 (March 30, 2007)) to financial statements in connection with consolidated fiscal years commencing on or after April 1, 2008, The Bank of Ikeda and its consolidated subsidiaries have applied such standards and guidelines beginning from the fiscal year ended March 31, 2009 and have adopted an accounting treatment based on ordinary sales transactions.  As a result of this change, ordinary loss and loss before incomes taxes and minority interests each decreased by 25 million Japanese yen and net loss decreased by 15 million Japanese yen.

(Method of recording dividend income)

Dividends and other distributions of surplus (“dividends”) in respect of shares and investment trusts (collectively, the “Shares”) with market prices were previously recorded as income in the consolidated fiscal year in which such dividend was paid.  However, effective from the fiscal year ended March 31, 2009, The Bank of Ikeda and its consolidated subsidiaries will record an estimate amount for dividends receivable as of the ex-dividend date of each Share (the day following the final trading day on which dividend claim rights are attached to a company’s shares), based on previous dividends actually received or released dividend forecasts.

The objective of this change in accounting method is to ensure more appropriate disclosure of financial results by ensuring the period in which income from dividends is recorded matches the period over which The Bank of Ikeda and its consolidated subsidiaries hold the Shares in respect of which such dividends are received.

As a result of this change, ordinary loss and loss before income taxes and minority interests each decreased by 887 million and net loss decreased by 524 million Japanese yen from the corresponding amounts which would have been recorded under the previous method.

(CHANGES IN PRESENTATION)

“Accounts due” was presented separately in the financial statements in connection with the fiscal year ended March 31, 2008 and amounted to 25,345 million Japanese yen as of March 31, 2008.  However, because accounts due in the fiscal year ended March 31, 2009 comprised no more than 5% of the amount of total assets, it has been presented as part of “Other assets.”

The Bank of Ikeda and its consolidated subsidiaries revised their method of presenting lease properties and sub-leased assets (“Leased Properties”) in connection with financial lease transactions between consolidated subsidiaries, excluding those finance lease transactions that transfer ownership of the leased assets to the lessee, in its consolidated financial statements.  The method of presentation was revised in consideration of the fact that it became possible to apply “Accounting Standards for Lease Transactions” (Corporate Accounting Standards No. 13 (March 30, 2007) and “Application Guidelines for Lease Transaction Accounting Standards” (Application Guidelines for Corporate Accounting Standards No. 16 (March 30, 2007)) to financial statements in connection with consolidated fiscal years commencing on or after April 1, 2008.  Accordingly, effective from the fiscal year ended March 31, 2009, Leased Properties are presented in accordance with the method set forth below.

(Consolidated balance sheet)

Leased Properties that were previously presented as a part of “Other assets” are presented as party of “Other tangible fixed assets” and “Software”.  As a result of this change in presentation, “Other assets” decreased by 1,170 million Japanese yen, “Operating expenses” increased by 1,128 million Japanese yen and “Software” increased by 41 million Japanese yen.

(Consolidated Statement of Operations)

Depreciation expense equivalents in connection with Leased Properties that were previously presented as a part of “Other operating expenses” are presented as depreciation expenses as party of “Operating expenses.”  As a result of this change in presentation, “Other operating expenses” decreased by 443 million Japanese yen and “Operating expenses” increased by 443 million Japanese yen.

(ADDITIONAL INFORMATION)

(Changes to estimated residual values of leased assets)

In consideration of changes to the accounting standards for leases and as a result of investigating previous disposal prices and other relevant information in connection with leased assets, effective from the fiscal year ended March 31, 2009, The Bank of Ikeda and its consolidated subsidiaries have changed the method of preparing estimated residual values of leased assets from estimates based on the standards of the Corporation Tax Law of Japan to estimates prepared based on previous actual values.  As a result of this change, ordinary loss and loss before incomes tax and minority interests increased by 323 million Japanese yen, and net loss increased by 191 million Japanese yen.

(Calculation of fair value of financial assets)

The market price of floating-rate government bonds, in respect of which the difference between the price considered appropriate by buyers and the price considered appropriate by sellers differs significantly, cannot be considered fair value.  Accordingly, The Bank of Ikeda and its consolidated subsidiaries use a price calculated based on management’s reasonable estimates of the fair value of such floating-rate government bonds.

Compared to the amount which would have been recorded if the market price was considered the fair value for such bonds, “Securities” and “Net unrealized (loss) gain on available-for-sale securities” each increased by 4,223 million Japanese yen.

The Bank of Ikeda and its consolidated subsidiaries use prices furnished by independent third-party brokers that are objectively reliable as the reasonable price of floating-rate government bonds.  Such reasonable price is calculated based on current value, which is computed by estimating future cash flows on the basis of a future interest rate model, which in turn is calculated by applying a consistent discount rate and the distribution of interest rates appropriate to swaption volatility, as evaluated by the market, to the market price of fixed rate bonds.

Principal price determination variables involved in the calculation set forth above are: (i) with respect to the discount rate: short-term discount government bonds, 10-year government bonds, 20-year government bonds and 30-year government bonds; (ii) with respect to the swaption volatility period: 1 month to 10 years; and (iii) with respect to the swap period: 1 year to 10 years.

(NOTES ON CONSOLIDATED BALANCE SHEET)

1.	Total amount of shares and capital participation in affiliates (excluding shares of consolidated subsidiaries):	2,507 million Japanese yen

2.
Loans to bankrupt borrowers included in loans and bills discounted amounted to 3,683 million Japanese yen.  Delinquent loans included in loans and bills discounted amounted to 35,841 million Japanese yen.

Loans to bankrupt borrowers are loans (excluding the portion recognized as loan loss) in which accrued interest is not recognized (“Non-Accrual Loans”) as there is no expectation of collectability of either principal or interest based on the fact that such principal and interest are past due for a considerable period of time or other reasons, and which involve factors defined in Article 96, Paragraph 1, Items 3(i)-(v), or Article 96, Paragraph 1, Item 4 of the Corporation Tax Law of Japan Enforcement Ordinance (Ordinance No. 97, issued 1965).

Delinquent loans are Non-Accrual Loans other than (i) loans to bankrupt borrowers and (ii) loans on which interest payments have been suspended in order to assist or facilitate the restructuring of borrowers who are experiencing financial difficulties.

3.	Loans past due for 3 months or more included in loans and bills discounted amounted to 723 million Japanese yen.

Loans past due for 3 months or more represent loans on which the payment of principal and/or interest has not been received for 3 months or more from the day following the due date, and which are not classified as “loans to bankrupt borrowers” or “delinquent loans”.

4.	Restructured loans included in loans and bills discounted amounted to 3,832 million Japanese yen.

Restructured loans are loans which have been restructured in order to assist or facilitate the restructuring of borrowers who are experiencing financial difficulties (such as reducing the rate of interest or granting an exemption in respect of interest, suspending the payment of principal/interest or writing off the debt) and which are not classified as “loans to bankrupt borrowers”, “delinquent loans” or “loans past due for 3 months or more”.

5.	The total amount represented by “loans to bankrupt borrowers”, “delinquent loans”, “loans past due for 3 months or more” and “restructured loans” is 44,079 million Japanese yen.

The figures set forth above in notes 2 through 5 represent figures prior to deductions in connection with the reserve for possible loan losses.

6.
The Bank of Ikeda and its consolidated subsidiaries account for bills discounted as financial instruments in accordance with “Treatment for Accounting and Auditing of Application of Accounting Standard for Financial Instruments in Banking Industry” (Japanese Institute of Certified Public Accountants, Industry Auditing Committee Report No. 24).  Accordingly, The Bank of Ikeda and its consolidated subsidiaries have rights to sell or (re)pledge bank acceptances purchased, commercial bills discounted and foreign exchanges purchased.  The total face value is 18,310 million Japanese yen.

7.	Assets Pledged

Assets pledged as collateral consisted of the following:

(Millions of Japanese yen)
Securities	136,023
Lease receivables	5,206
Other included in other assets	700

The liabilities secured by the above pledged assets consisted of the following:

(Millions of Japanese yen)
Deposits	1,640
Payables under securities lending transactions	107,039
Borrowed money	4,796

In addition to the pledged assets listed above, certain other securities were pledged as collateral for domestic exchange transactions or as margins on futures contracts.  These amounted to 46,015 million Japanese yen.

The following were included in “Other assets”: (i) margins on futures contracts in the amount of 2,099 million Japanese yen; (ii) guarantees in the amount of 4,232 million Japanese yen; (iii) guarantee deposits pledged for futures transactions in the amount of 503 million Japanese yen; and (iv) guarantee deposits pledged for derivatives transactions in the amount of 500 million Japanese yen.

8.
Contracts for overdraft facilities and loan commitments are contracts under which The Bank of Ikeda lends money to customers up to their prescribed limits at the customers’ request as long as there are no violations of any of the conditions in the contracts.  The aggregate unused balances within the limits of these contracts amount to 344,045 million Japanese yen, and the contractual periods were either less than one year or revocable at any time.

Since many of these commitments expire without being fully utilized, the unused amounts do not necessarily represent future cash commitments of The Bank of Ikeda and its consolidated subsidiaries.  Most of these contracts include provisions which stipulate that The Bank of Ikeda can reject customers’ requests or decrease the contract limits for an appropriate reason (for example, a change in financial situation or a deterioration in customers’ creditworthiness).

At the inception of the contracts, The Bank of Ikeda obtains collateral in the form of real estate, securities, or other assets, if deemed necessary.  Subsequently, The Bank of Ikeda, based on its internal rules, performs periodic reviews of the customers’ business results and may take necessary measures such as reconsidering the terms of the contracts and/or requiring additional collateral or guarantees.

9.	Accumulated depreciation of tangible fixed assets:	20,160 million Japanese yen

10.	Advanced depreciation of tangible fixed assets:	245 million Japanese yen

11.
Subordinated borrowings (borrowings subject to stipulations that repayment will be carried out subsequent to the repayment of other debt) that were included in borrowed money amount to 13,500 million Japanese yen.

12.	Bonds consisted entirely of unsecured subordinated bonds.

13.	Bonds with stock acquisition rights consisted of unsecured subordinated bonds with nondetachable stock acquisition rights.

14.
Contingent liabilities for corporate bonds acquired through private offering (as defined in Article 2, Paragraph 3 of the Financial Instruments and Exchange Law of Japan) among those classified as corporate bonds in “securities” amount to 1,830 million Japanese yen.

15.	Net assets per share:	65.99 Japanese yen

16.
In addition to fixed assets recorded in the consolidated balance sheet, the use of certain computers is governed by finance lease agreements that do not transfer ownership of the lease asset to the lessee.

17.	The assets and liabilities of the employees’ retirement benefit plans as of March 31, 2009 consisted of the following:

(Millions of Japanese yen)
Retirement benefit obligation	(14,686)
Pension plan assets at fair value	14,235

Funded status	(450)
Unrecognized net retirement benefit obligation at transition	1,934
Unrecognized actuarial loss (gain)	7,532
Unrecognized prior service cost	(593)
Net retirement benefit obligation	8,422
Prepaid pension cost	8,843
Accrued retirement benefits for employees	(420)

(NOTES ON CONSOLIDATED STATEMENT OF OPERATIONS)

1.	“Other operating expenses” consisted of the following:

(Millions of Japanese yen)
Losses on loans	7,598
Loss on sale of shares and other securities	809
Loss on devaluation of shares and other securities	17,308
Equity-related derivative instrument expenses	7,449

2.	Net loss per share:	1,446.51 Japanese yen

(NOTES ON CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS)

1.	Type and total number of issued and outstanding shares and type and total number of treasury shares

	Number of shares as of April 1, 2008 (thousand shares)	Increase in number of shares during fiscal year ended March 31, 2009 (thousand shares)	Decrease in number of shares during fiscal year ended March 31, 2009 (thousand shares)	Number of shares as of March 31, 2009 (thousand shares)	Notes
Issued and outstanding shares
Common stock	25,927	-	-	25,927
First-class preferred stock	6,000	-	-	6,000
Second-class preferred stock	-	6,250	-	6,250	1
Total	31,927	6,250	-	38,177
Treasury shares
Common stock	33	3	0	37	2,3
Total	33	3	0	37

(Note 1)	The increase in the number of issued and outstanding shares of second-class preferred stock was due to the issue of 6,250,000 such shares through a third party allocation of new shares.

(Note 2)	The increase in the number of treasury shares of common stock was due to purchases of shares constituting less than one unit, which account for 3,000 shares.

(Note 3)
The decrease in treasury shares of common stock (which rounds down to 0 in this chart) represents shares sold in accordance with requests to purchase additional shares from shareholders holding shares constituting less than one unit.

2.	Dividends

Dividends in respect of the fiscal year ended March 31, 2009

Resolution	Type of shares	Total amount of dividend	Dividend per share	Record date	Effective date
Ordinary general meeting of shareholders held on June 27, 2008	First-class preferred stock	12 million Japanese yen	2.14 Japanese yen	March 31, 2008	June 30, 2008

(SECURITIES)
Information pertaining to “Securities” and “Trading accounting securities,” as included in the consolidated balance sheet, is set forth below.

1.	Trading account securities (as of March 31, 2009)

(millions of Japanese yen)
	Carrying value	Valuation gain (loss) included in profit and loss for the fiscal year ended March 31, 2009
Trading account securities	514	0

2.	Marketable available-for-sale securities (as of March 31, 2009)

(millions of Japanese yen)
	Acquisition cost	Carrying value	Valuation differences	Gain	Loss
Stocks	46,861	41,320	(5,540)	484	6,025
Bonds:	373,817	379,021	5,203	5,338	134
Government bonds	293,544	298,599	5,054	5,098	44
Local government bonds	51,403	51,454	50	88	37
Corporate bonds	28,869	28,967	98	151	52
Other	220,490	215,193	(5,297)	1,091	6,389
Total	641,169	635,534	(5,634)	6,914	12,548

(Note 1)
Carrying values of shares and investment trusts are calculated based on the average market price or other relevant price of such shares and investment trusts over the one-month period prior to the consolidated balance sheet date.  The carrying values of marketable available-for-sale securities other than shares and investments trusts represent the respective fair values based on the market price or other relevant price as of the consolidated balance sheet date.

(Note 2)	“Gain” and “Loss” each represent the breakdown of “Valuation differences.”

(Note 3)
For marketable available-for-sale securities whose fair value has substantially declined to the point where it is not expected to recover to the level of the acquisition cost, the fair value is recognized as the carrying value and the valuation difference is recognized as a loss for the relevant fiscal year (a method known as “accounting for impairment”).

Accounting for impairment during the fiscal year ended March 31, 2009 amounted to 34,859 million Japanese yen.

In addition, the standard for determining whether the fair value of available-for-sale securities has “substantially declined” is where the fair value has declined by more than 30% from the acquisition cost.

(Additional information)

The market price of floating-rate government bonds, in respect of which the difference between the price considered appropriate by buyers and the price considered appropriate by sellers differs significantly, cannot be considered fair value.  Accordingly, The Bank of Ikeda and its consolidated subsidiaries use a price calculated based on management’s reasonable estimates of the fair value of such floating-rate government bonds.

Compared to the amount which would have been recorded if the market price was considered the fair value for such bonds, “Securities” and “Net unrealized (loss) gain on available-for-sale securities” each increased by 4,223 million Japanese yen.

The Bank of Ikeda and its consolidated subsidiaries use prices furnished by independent third-party brokers that are objectively reliable as the reasonable price of floating-rate government bonds.  Such reasonable price is calculated based on current value, which is computed by estimating future cash flows on the basis of a future interest rate model, which in turn is calculated by applying a consistent discount rate and the distribution of interest rates appropriate to swaption volatility, as evaluated by the market, to the market price of fixed rate bonds.

Principal price determination variables involved in the calculation set forth above are: (i) with respect to the discount rate: short-term discount government bonds, 10-year government bonds, 20-year government bonds and 30-year government bonds; (ii) with respect to the swaption volatility period: 1 month to 10 years; and (iii) with respect to the swap period: 1 year to 10 years.

3.	Available-for sale securities sold during the fiscal year ended March 31, 2009 (April 1, 2008 through March 31, 2009)

(millions of Japanese yen)
	Proceeds from sales	Gain	Loss
Available-for-sale securities	1,325,282	13,717	7,068

4.	Description and carrying value of securities whose fair value was not readily determinable (as of March 31, 2009)

(millions of Japanese yen)
Carrying value
Available-for-sale securities:
Unlisted stocks	4,362
Unlisted corporate bonds	1,927
Investments in enterprise partnerships	2,777

5.	Redemption schedule for debt securities with maturities (as of March 31, 2009)

(millions of Japanese yen)
	Due in 1 year or less	Due after 1 year through 5 years	Due after 5 years through 10 years	Due after 10 years
Bonds:	41,320	265,486	53,372	20,768
Government bonds	40,112	187,080	50,638	20,768
Local government bonds	805	49,283	1,365	-
Corporate bonds	402	29,123	1,368	-
Other	-	31,109	113,197	9,614
Total	41,320	296,596	166,570	30,382

(MONEY HELD IN TRUST)

Money held in trust for trading purposes consisted of the following: (as of March 31, 2009)

(millions of Japanese yen)
	Carrying value	Valuation gain (loss) included in profit and loss for the fiscal year ended March 31, 2009
Money held in trust for trading purposes	19,000	(0)

Independent Auditors’ Audit Report (Copy)

Independent Auditors’ Audit Report
May 11, 2009
To: The Board of Directors The Bank of Ikeda, Ltd.:
Ernst & Young ShinNihon LLC

Takashi Shigematsu Limited Liability Engagement Partner Certified Public Accountant

Tamon Tsuda Limited Liability Engagement Partner Certified Public Accountant

Keiji Hirai Limited Liability Engagement Partner Certified Public Accountant

We have audited the consolidated financial statements of The Bank of Ikeda, Ltd. (the “Bank”) for the consolidated fiscal year (April 1, 2008 through March 31, 2009), which included the consolidated balance sheet, consolidated statement of operations, consolidated statements of changes in net assets, notes to the consolidated financial statements, pursuant to the provisions of Article 444, Paragraph 4 of the Company Law of Japan (the “Company Law”).  The management of the Bank was responsible for the preparation of these consolidated financial statements, and our responsibility shall be limited to the expression of an independent opinion regarding the consolidated financial statements.

We conducted our audit in accordance with auditing standards generally accepted in Japan.  The auditing standards require reasonable assurance that the consolidated financial statements do not contain any untrue statements of material fact.  The audit was conducted based on an audit by testing, and included a review of the consolidated financial statements as a whole and an evaluation of the accounting policies adopted by the management, the application thereof, and the estimates prepared by the management.  We believe that we have obtained a reasonable basis to form our opinion as a result of the audit.

In our opinion, the above consolidated financial statements properly present the financial position and the results of operations of the Bank and its consolidated subsidiaries for the fiscal year, in all material respects, in conformity with accounting principles generally accepted in Japan.

Additional Information
1.    As set forth in “Significant accounting policies,” the Bank has changed the method it uses to evaluate available-for-sale securities consisting of shares and investment trusts. Now is the time for all good men to

2.    As set forth in “Changes in Method of Accounting,” the Bank has changed the method it uses for recording dividend income and other distributions of surplus in respect of shares and investment trusts with market prices or other relevant prices.

Neither we nor Ernst & Young ShinNihon LLC have a specific interest in the Bank required to be stated by the provisions of the Certified Public Accountant Law of Japan.
End of Document

Board of Corporate Auditors’ Audit Report (Copy)

Audit Report

This audit report was prepared by the board of corporate auditors (the “Board of Corporate Auditors”) of The Bank of Ikeda, Ltd. (the “Bank”) after deliberation, as a concurrence of all corporate auditors (each a “Corporate Auditor), based on audit reports prepared by each Corporate Auditor with respect to the performance of each director (a “Director”) of his or her respective duties during the 87th fiscal year (April 1, 2008 through March 31, 2009).  We hereby report as follows.

1. Methods of Audit by Corporate Auditors and the Board of Corporate Auditors, and its Contents

In addition to establishing audit policies and audit plans, and receiving reports from each Corporate Auditor on the implementation status and results of the audit, the Board of Corporate Auditors received reports from Directors and the Bank’s accounting auditor (the “Accounting Auditor”) on the performance of their duties and requested further explanations as deemed necessary.

In compliance with the standards for audit by Corporate Auditors established by the Board of Corporate Auditors, pursuant to the audit policies and audit plans, each Corporate Auditor communicated with Directors, the Bank’s Internal Audit Division and employees in order to collect information, improve the audit environment, and at the same time, attended meetings of the board of directors (“Board of Directors”) and other important meetings, received reports from Directors and employees on the performance of their duties, requested further explanations as deemed necessary, reviewed important approval-granting documents, and inspected the state of business operations and assets at the head office and branch offices.  In addition, we monitored and reviewed the contents of resolutions of the meeting of the Board of Directors with respect to the development of a system as defined in Article 100, Paragraphs 1 and 3 of the Regulations for Enforcement of the Company Law of Japan, as well as the status of the structural systems (internal control system) that has been developed based on such resolutions.  With respect to subsidiaries, we communicated with and exchanged information with Directors and Corporate Auditors, among others, of the subsidiaries, received business reports from subsidiaries as deemed necessary.  Based on the above methods, we reviewed the business report and its supporting schedules for the fiscal year.

In addition, we monitored and reviewed whether the Accounting Auditor maintained its independent position and conducted the audit properly, received reports from the Accounting Auditor on the performance of its duties, and requested further explanations as deemed necessary.  Furthermore, we were informed by the Accounting Auditor that they are establishing a “System to ensure the appropriate performance of duties” (Shokumu no Suikou ga Tekisetsu ni Okonawareru Koto o Kakuho Suru Tameno Taisei) (Matters as defined in each Section of Article 131 of the Corporate Accounting Regulations) pursuant to “Quality control standards of audit” (Kansa ni Kansuru Hinshitsu Kanri Kijyun)  (the Business Accounting Counsel, October 28, 2005), and requested explanations as deemed necessary.  Based on the above methods, we reviewed the financial statements for the 87th fiscal year (balance sheet, statement of operations, statements of changes in net assets, and notes to the financial statements) as well as its supporting schedules, and the consolidated financial statements for the 87th fiscal year (consolidated balance sheet, consolidated statement of operations, consolidated statements of changes in net assets, and notes to the consolidated financial statements).

2.	Results of Audit

(1)	Results of audit of the business report

(i)
The business report and its supporting schedules of the Bank accurately presents the financial conditions of the Bank in conformity with applicable laws and regulations and the Articles of Incorporation of the Bank.

(ii)	No irregularity or violation of applicable laws or regulations or the Articles of Incorporation of the Bank was found with respect to the activities of the Directors.

(iii)	The contents of the resolutions of the meeting of the Board of Directors with respect to the internal control system are appropriate.

In addition, there are no matters to be pointed out regarding the performance of duties of Directors with respect to the internal control system.

(2)	Results of audit of the financial statements and its supporting schedules

The methods and results of audit performed by Ernst & Young ShinNihon LLC, the accounting auditor of the Bank, are appropriate.

(3)	Results of audit of the consolidated financial statements

The methods and results of audit performed by Ernst & Young ShinNihon LLC, the accounting auditor of the Bank, are appropriate.

May 15, 2009

Board of Corporate Auditors of The Bank of Ikeda, Ltd.

Katsutoshi Horii
(Full-time) Corporate Auditor

Masato Yamagiwa
(Full-time) Corporate Auditor

Toshiaki Imanaka
Corporate Auditor

Taro Ohashi
Corporate Auditor

Masaya Kiyotaki
Corporate Auditor

(Note)
Messrs. Toshiaki Imanaka, Taro Ohashi and Masaya Kiyotaki, who are all Corporate Auditors of the Bank, are outside corporate auditors as defined in Article 2, Section 16 of the Company Law and Article 335, Paragraph 3 of the Company Law.

Reference Materials for the Ordinary General Meeting of Shareholders

Propositions and Information:

1st Agenda:  Reduction of Share Capital

The Bank of Ikeda recorded a loss carried forward of 37,234 million Japanese yen in the 87th fiscal year (April 1, 2008 to March 31, 2009).

In order to eliminate this loss, improve its financial position, and maintain and improve flexible capital policies, The Bank of Ikeda, Ltd. (“The Bank of Ikeda”) will reduce its share capital in accordance with Article 447, Paragraph 1 of the Company Law of Japan (the “Company Law”), and transfer the amount reduced to “Other capital surplus”.  This proposal is conditional upon the approval of the relevant regulatory authorities, pursuant to the Banking Act of Japan.

(1)	Amount of reduction

37,234,615,951 Japanese yen from the total amount of share capital.

(2)	Effective date of reduction

August 14, 2009 (scheduled).

(3)	Method of reduction

The Bank of Ikeda will transfer 37,234,615,951 Japanese yen, the full amount reduced from “Share capital” to “Other capital surplus”, without changing the number of issued and outstanding shares.

2nd Agenda:  Appropriation of Retained Earnings

In order to eliminate the loss in respect of retained earnings carried forward, pursuant to Article 452 of the Company Law, The Bank of Ikeda will appropriate retained earnings, thereby eliminating the loss described above using capital from “Other retained earnings.”  After the transfer of capital described above, The Bank of Ikeda will transfer the amount for “Other retained earnings” to “Retained earnings carried forward.”  This proposal is conditional upon approval being obtained to conduct the reduction of share capital contemplated in the First Agenda.

(1)	Line item describing retained earnings to be reduced and amount of reduction

Other retained earnings:	37,234,615,951 Japanese yen

(2)	Line item describing retained earnings to be increased and amount of increase

Retained earnings carried forward:	37,234,615,951 Japanese yen

Reference Materials for the Ordinary General Meeting of Shareholders

Propositions and Information:

3rd Agenda:  Establishment of a Parent Company through Share Transfer

For details of agenda, please refer to the Securities Registration Statement filed by Senshu Ikeda Holdings, Inc. dated as of June 10, 2009 for details.

4th Agenda:  Election of Eight Directors

Upon the closing of this ordinary general meeting of shareholders, seven directors of The Bank of Ikeda: Moritaka Hattori, Shoichi Ogawa, Isao Teranishi, Shigeru Aoyagi, Hirohisa Fujita, Akira Uchimura, Yutaka Himeno, will complete the term of their offices as directors, and Yukio Ueda will resign his office as director.  Accordingly, we request that you elect eight directors.

Profiles of the candidates for director are set forth below.

Name (Date of Birth)	Profile (Position and responsibility in The Bank of Ikeda, representative position held in other companies)		Class and Number of Shares of The Bank of Ikeda Owned
Moritaka Hattori (May 5, 1943)	Apr. 1966	Joined Bank of Ikeda	Common stock: 3,600
	Mar. 1991	General Manager of Business Planning Division of Business Headquarters
	Jun. 1991	Director
	Nov. 1996	Managing Director
	Jan. 1998	Senior Managing Director
	Jan. 1999	Deputy President
	Jan. 2001	President
	Jun. 2003	President and Chief Executive Officer
	Nov. 2005	President and Chief Executive Officer, Head of Compliance Committee, in charge of the Protection of Personal Information (current)
Shoichi Ogawa (May 16, 1945)	Apr. 1968	Joined Bank of Japan	Common stock: 1,500
	May 1990	Senior Examiner
	Jun. 1995	Joined Bank of Ikeda as Director
	Oct. 1995	Managing Director
	May 2000	Senior Managing Director
	Jun. 2003	Senior Managing Director and Senior Executive Officer
	Jun. 2005	Deputy President and Senior Executive Officer
	Apr. 2009	Deputy President and Senior Executive Officer, General Manager of General Affairs Headquarters, Head of Risk Management Group, Head of Operational Risk Management Committee (current)
Shigeru Aoyagi (September 15, 1952)	Apr. 1976	Joined Bank of Ikeda	Common stock: 1,000
	Apr. 2000	General Manger of Personnel Division
	May 2000	Executive Officer
	Jun. 2003	Director
	Mar. 2004	Director and Managing Executive Officer
	Jun. 2005	Managing Director

Name (Date of Birth)	Profile (Position and responsibility in The Bank of Ikeda, representative position held in other companies)		Class and Number of Shares of The Bank of Ikeda Owned
	Apr. 2009	Managing Director, Secretary, General Manager of CS Headquarters and General Manager of Osaka Regional Headquarters (current)
Hirohisa Fujita (November 1, 1952)	Apr. 1976	Joined Bank of Ikeda	Common stock: 2,252
	May 1998	General Manager of System Division
	May 2000	Executive Officer
	Jun. 2003	Director
	Jun. 2005	Managing Director
	Apr. 2008	Managing Director, General Manager of Market Trading Headquarters and IC Card System Project Manager (current)
Akira Uchimura (June 19, 1952)	Apr. 1975	Joined Bank of Ikeda	Common stock: 1,354
	Feb. 2000	Esaka Branch Manager
	Jun. 2002	Executive Officer
	Mar. 2004	Managing Executive Officer
	Jun. 2005	Director and Managing Executive Officer
	Feb. 2007	Managing Director, Deputy General Manager of CS Headquarters, and General Manager of Head Office Regional Headquarters (current)
Yutaka Himeno (January 20, 1950)	Apr. 1972	Joined Bank of Ikeda	Common stock: 1,200
	Jul. 1995	General Manager of Personnel Division
	Jun. 1999	Executive Officer
	Jun. 2002	Resigned from Executive Officer
	Jun. 2005	Advisor
	Jul. 2005	Managing Executive Officer
	Jun. 2007	Director and Managing Executive Officer
	Jun. 2008	Director and Managing Executive Officer, General Manager of Internal Audit Division (current)
Yasuo Kitamura (December 9, 1954)	Apr. 1977	Joined Bank of Ikeda	Common stock: 1,200
	May 2002	Rokko Branch Manager
	Jun. 2003	Executive Officer
	Mar. 2004	Managing Executive Officer
	May 2008	Managing Executive Officer, General Manager of Hanshin Regional Headquarters of CS Headquarters (current)
Hirokazu Morihata (September 19, 1956)	Apr. 1979	Joined Bank of Ikeda	Common stock: 400
	Nov. 2004	Senrioka Branch Manager
	Jun. 2005	Executive Officer
	Jun. 2007	Managing Executive Officer
	Apr. 2009	Managing Executive Officer, Deputy General Manager of Loan Headquarters (current)

(Note)	There is no special interest between candidates for directors of The Bank of Ikeda and The Bank of Ikeda.

5th Agenda:  Election of One Corporate Auditor

Upon the closing of this ordinary general meeting of shareholders, Katsutoshi Horii will complete his term of office as corporate auditor.  Accordingly, we request that you elect one corporate auditor whom the Board of Corporate Auditors of The Bank of Ikeda agreed to.

The profile of the candidate for corporate auditor is set forth below.

Name	Profile (Position and responsibility in The Bank of Ikeda, representative position held in other companies)		Class and Number of Shares of The Bank of Ikeda Owned (shares)
Katsutoshi Horii (June 25, 1944)	Apr. 1967	Joined Bank of Ikeda	Common stock: 2,035
	Mar. 1995	General Manager of Related Business Management Division
	Jun. 1995	Corporate Auditor
	Jun. 1997	Director
	Jun. 1998	Managing Director
	May 2000	Senior Managing Director
	Jun. 2003	Senior Managing Director and Senior Executive Officer
	Jun. 2004	Deputy President and Senior Executive Officer
	Jun. 2005	Corporate Auditor (current)

(Note)	There is no special interest between the candidate for corporate auditor of The Bank of Ikeda and The Bank of Ikeda.

End of Document